Exhibit 10.4

Dated:	2004

PUBLIC MEDIA WORKS, INC.

(“Public”)

AND

REGENT WORLDWIDE SALES LLC

(“Regent”)

3-PICTURE DISTRIBUTION RIGHTS AND LICENSE AGREEMENT

3-PICTURE DISTRIBUTION RIGHTS AND LICENSE AGREEMENT

Dated	2004

BETWEEN	PUBLIC MEDIA WORKS, INC, a Delaware corporation having its registered office in (“Public”)

AND	REGENT WORLDWIDE SALES LLC, a California limited liability company (“Regent”)

BACKGROUND:

A.            Public is in the business of producing theatrical and television motion pictures.

B.            Regent is in the business of distributing motion pictures throughout the World.

C.                                     Public and Regent have agreed to enter into this Agreement in order to exploit the rights of certain motion pictures to be produced by Public.

OPERATIVE PART:

1.             INTERPRETATION

1.1                                 Definitions: In this Agreement except where the context or subject otherwise requires:

“AFMA” means the American Film Marketing Association, which is based in Los Angeles, California;

“Agreement” means this agreement as amended or modified from time to time;

“Business Day” means a day on which banks are customarily open for business in Los Angeles;

“Collection Account” means the account established by Public pursuant to paragraph 12.1;

“Commencement Date” in relation to the date the grant of Rights for each Picture commences means the date both Parties have signed the Picture Schedule for that Picture;

“Deferred Payments” means any fixed and/or percentage contingency payments due to film stars, producers, directors or any other third parties which are payable under their contracts;

“Delivery Date” has the meaning ascribed to that term in clause 10.1;

“Delivery Materials” means the materials set out in Schedule 2 as may be amended from time to time by written agreement between the Parties;

“Expiry Date” means 31 December 2005;

“Funder” means any bank or financial institution or film fund or film financier or any other person who may from time to time invest funds in any Picture;

“Gross Receipts” means all worldwide gross revenues actually received and earned by Regent from exploitation of the Pictures in all media less material costs reimbursements, any refunds, credits, discounts, allowances and adjustments paid to third parties.  In no event shall the following be included in Gross Receipts:

•                    Advances/Guarantees.  Advance payments, guarantees, and security deposits until earned, non-refundable and not subject to forfeiture.

•                    Expenses.  All expenses paid by or on behalf of Regent in connection with the exploitation of the Pictures.

“Gross Sales” means Gross Receipts plus any additional revenues earned by Regent from the exploitation of the Pictures, less any refunds, credits, discounts, allowances and adjustments paid or payable to third parties, whether or not such revenues have actually been received;

“Market” means any international film or television market including AFM, MIPCOM, and MIP-TV;

“Material Breach” means:

(a)                                   any failure, refusal, or neglect of either Party to perform any of its material obligations under this Agreement or under any other agreement with the other Party relating to the Pictures including, without limitation Regent’s failure to pay any part of the Gross Receipts into the Collection Account; and

(b)                                 any breach or default by either Party of any representation, material warranty, covenant, or other term or provision of this Agreement.

“Parties” means Public and Regent and “Party” means either one of them;

“Person” includes any individual, any association of persons whether corporate or unincorporate, any government or department or agency thereof and any legislative or regulatory body, agency or authority;

“Picture” and “Pictures” means the motion pictures referred to in paragraph 2.1;

“Picture Schedule” means a schedule in the form of Schedule 1 which contains Regent’s Approvals, the production schedule and any agreed variation to the minimum creative and technical specifications set out in Schedule 1;

“Pre-production Date” means the date which is 2 weeks after the Commencement Date or such other date as may be agreed by the Parties;

“Rights” means the rights described in paragraphs 4.1 and 4.2;

“Sub-distributors” means all persons, whether sales agents, distributors or otherwise, appointed by Regent to arrange sales, distribution and marketing of, and otherwise to exploit the Rights in the Pictures or any of them;

“Sub-distributor Agreement” means any sales agreement with a Sub-distributor relating to one or more of the Pictures;

“Term” has the meaning set out in clause 5.1;

“Territory” means the Universe;

“US$” means the lawful currency of the United States of America.

1.2                                 General provisions of interpretation: In the construction and interpretation of this Agreement, except to the extent that the context requires modification:

(a)                                  references to paragraphs, sub-paragraphs, exhibits and schedules are references to paragraphs, sub-paragraphs of, and exhibits and schedules to, this Agreement;

(b)           words importing the singular number include the plural and vice versa;

(c)                                  headings are inserted for convenience only and do not affect the interpretation of this Agreement;

(d)                                 references to “written” and “in writing” include any means of permanent visible representation;

(e)                                  references to any document include all modifications and replacement documents from time to time; and

(f)            references to parties are references to parties to this Agreement.

2.             THE PICTURES

2.1                                The Pictures shall be based upon certain screenplays for which Public has obtained all right, title and interest and for which the Parties have agreed shall be subject to the terms of this Agreement by signing a Picture Schedule for that particular Picture.

2.2                                The Pictures shall be produced by Public or its designee, and shall conform to the minimum creative and technical specifications set out in Schedule 1.

2.3                               The budget of each Picture shall meet the requirements of any key buyers or presale requirements that are agreed between Regent and Public but in any event shall not be less than US$1,000,000 plus Producer fees and Producer overheads.

2.4                                 The Parties acknowledge and agree that it is intended that 3 Pictures be produced by Public and delivered to Regent prior to the Expiry Date, however, in the event that, for whatever reason, fewer than 3 Pictures are produced by Public and delivered to Regent before the Expiry Date then the Parties agree that the terms of this Agreement will nevertheless apply to each Picture produced and delivered, subject only to any specific provisions to the contrary made herein.

2.5                                For the avoidance of doubt, the Parties agree and acknowledge that once Public has delivered 3 Pictures to Regent, Public is under no obligation to grant Regent, and Regent has no obligation to accept, any rights over any other motion pictures produced by Public, whether or not the Expiry Date has passed.

3.                                     REGENT’S APPROVALS

3.1                                The following matters shall be subject to the prior written approval by Regent (not to be unreasonably withheld):

(a)                                The screenplay and any amendments and updates of the screenplay upon which each Picture is based; and

(b)                               The lead cast of each Picture; and

(c)                                The director of each Picture; and

(d)                               The special effects facility for each Picture.

3.2                                The above approvals shall be deemed to have been given by Regent if, within 5 Business Days after the relevant approval materials have been submitted to (and subsequently received by) Regent, Regent has not responded in writing to Public.  If, however, Regent does respond in writing within that timeframe and requests changes to be made to such approval materials, then the Parties agree to work together in good faith and expediently to agree on such changes.

4.             GRANT OF DISTRIBUTION RIGHTS

4.1                                 Public hereby irrevocably grants and assigns to Regent, in and to a maximum of 3 Pictures to be produced by Public or its designee, the sole and exclusive right and license, to exhibit, distribute, broadcast, license, sub-distribute, market, exploit, sell, advertise, publicize, perform, dispose of, turn to account, and otherwise deal in or with the Pictures and the soundtracks thereof and to license others to exhibit, distribute, broadcast, license, sub-distribute, market, exploit, sell, advertise, publicize, perform, dispose of, turn to account, and otherwise deal in or with the Pictures and the soundtracks thereof and/or any part thereof or rights therein or thereto in such manner as Regent may in its sole discretion determine, for the Term and throughout the Territory in any and all media, including, without limitation, theatrical, non-theatrical, all forms of television (including, without limitation, terrestrial, cable, satellite, pay, pay-per-view and video-on-demand), all forms of videograms, interactive, electronic, computer-driven or other “multimedia” formats, by means of computer networks (including without limitation intranets, local area networks, wide area networks, and global networks) using any technologies now or hereafter known (collectively, “Internet Rights”), and all other similar or dissimilar media whether now known or hereafter devised.

4.2                                 Without limiting the generality of the foregoing, Regent shall have and Public hereby grants to Regent the right to do all customary acts and things necessary or desirable in connection with Regent’s rights, and to grant all of Regent’s Sub-distributors, licensees, assignees and contractees such rights, including, by way of illustration, the following:

(a)                                  The right to select and change the title of the Pictures, and to release the Pictures in any or all parts of the Territory, as Regent may designate, under such title or titles.

(b)                                 The right to make or cause to be made any and all language versions of the Pictures, whether dubbed, subtitled, superimposed, or otherwise.

(c)                                  The right to cut, edit and make any changes, additions and modifications in the Pictures which shall be required for television or other exhibition of the Pictures in the Territory.

(d)                                 The right to cause commercial messages and announcements to be exhibited and/or broadcast before, during and/or after any exhibition of the Pictures in the Territory.

(e)                                  The right to manufacture and procure such positive prints, reprints and other materials and to cause the performance of such laboratory work with respect to the Pictures as Regent may require and to cause trailers of the Pictures to be produced, manufactured, exhibited, and distributed in the Territory by every means, method, forms and processes or devices now known or hereafter discovered, invented or devised.

(f)                                    The right to advertise, promote, publicize and exploit the Pictures and the underlying literary, dramatic, musical and other material in connection therewith throughout the Territory by such means and to such extent as Regent in its sole discretion may deem desirable.

(g)                                 The right to use and control, in connection with the exploitation of Regent’s rights hereunder, the names, photographs, likenesses, voices and other sound effects, as well as recordings, transcriptions, films and other reproductions thereof of the director, all lead members of the cast, and any other key persons rendering services in connection with the Pictures (subject only to such limitations as may be contained in Public’s contracts with such persons disclosed in writing to Regent prior to delivery of the Pictures to Regent).

(h)                                 The right, in Regent’s name or Public’s name or otherwise, to institute and prosecute any and all actions or proceedings which Regent may deem necessary or desirable to institute or prosecute for the purpose of establishing, maintaining or preserving any of the Rights and similarly to defend any action or proceeding which may be brought against Regent, its Sub-distributors, licensees, contractees or assignees, or any of the rights herein granted or purported to be granted to Regent, and each of them, or which in any manner questions or disputes any of the rights herein granted to Regent, and, at Regent’s sole election, to join Public as a party plaintiff or defendant therein.  Regent shall also have the right to take such steps as Regent shall deem necessary or appropriate by an action at law or otherwise, to recover monies due pursuant to any agreement relating to the exhibition or other exploitation of any of the Pictures, or to enforce any other rights under any such agreement.  Regent is hereby appointed and constituted the lawful attorney-in-fact of Public to do all acts and things permitted or contemplated by the terms of this paragraph.  Such power is irrevocable and coupled with an interest.

(i)                                     The right to permit, authorize, grant and/or license others to exercise and/or sublicense any and all of Regent’s rights hereunder.

4.3                                 Subject to anything herein to the contrary, Regent shall have sole discretion in its licensing of the Pictures and appointment of Sub-Distributors.

4.4                                 Regent shall monitor the performance of any Sub-distributors and if any Sub-distributors are in breach of any agreements between Regent and the Sub-distributor, Regent shall take any and all actions necessary to enforce and/or terminate the agreements.  If Public shall become aware of any failure to pay any amount when due under a Sub-distribution Agreement, then Public may give written notice to Regent to take the necessary enforcement and/or termination action against the relevant Sub-distributor.  If Regent does not take that action within one month from such notice, then Public may take such action as it deems necessary and shall be entitled to recoup the cost of taking that action out of Gross Receipts.  Regent agrees to subrogate its indemnification rights to Public with respect to any such breach by Regent’s Sub-distributors that results in any loss to Public.

5.             CONDITION PRECEDENT

5.1                                 The grant of Rights for each Picture is subject to and conditional upon Public acquiring all rights necessary to produce and own absolutely that Picture including without limitation all copyright in and to the screenplay upon which the Picture is based.

5.2                                 Public and Regent agree to work together and to use all reasonable endeavours, at Public’s expense and initiative, to procure the fulfillment of the above condition within such timeframe as may be necessary to enable 3 Pictures to be produced by Public and delivered to Regent prior to the Expiry Date.

5.3                                 In the event that Regent obtains the rights to any screenplay upon which the Parties agree a Picture is to be based then Regent agrees to assign those rights to Public at ‘cost’ and Regent shall not be entitled to any ‘mark-up’ on the price paid by Regent for those rights.  Furthermore, Regent agrees that any assistance provided by Regent to Public in terms of sourcing screenplays or scripts for the Pictures shall be in partial consideration of the Rights granted herein and Regent shall not be entitled to charge a fee for this assistance.

6.             TERM AND TERRITORY

6.1                                 The term of the grant of Rights for each Picture shall commence on the Commencement Date and shall continue for a period of fifteen (15) years thereafter unless earlier terminated in accordance with paragraph 11.

6.2                                 The Territory shall be the whole of the Universe.

7.             COMMISSION

7.1                                 Regent shall be entitled to a commission of Twenty Five (25%) Percent of Gross Receipts on a per Picture basis.

7.2                                  Public and Regent agree to negotiate in good faith future rates of commission for any additional Pictures in order to provide an incentive to Public to produce and deliver more than 3 Pictures to Regent prior to the Expiry Date.

8.             PRE-SALES AND OUTPUT DEALS

8.1                                 On or prior to the Pre-production Date in respect of each Picture Regent shall secure a minimum of the following pre-sales in relation to each Picture (subject to any specific genre limitations in the output deals):

 (a)                               A presale from Telecinco in Spain for US$115,000 net of withholding tax for disaster and thriller genres and US$101,200 net of withholding tax for action, creature and family genres and such other amount as is provided in the output deal for other genres.

(b)                                 A presale from Greece for US$15,000.

(c)                                  A presale from Turkey for US$17,500 for disaster and action genres and US$10,000 for other genres.

8.2                                 Regent shall submit each Picture to TF-1 as part of Regent’s existing volume deal with TF-1.  At Public’s request, Regent shall also submit one or more of the Pictures to TF-1 as a possible pre-sale.

8.3                                 Regent shall notify Public of any new output deals which Regent has secured and shall include one or more of the Pictures in those deals (subject to any specific picture limitations in those deals).

8.4                                 The Parties agree that where one or more of the Pictures are distributed or otherwise disposed of by Regent as part of a sale of multiple pictures from different producers, the Gross Receipts allocated to the Picture by Regent shall be fair and reasonable and made in good faith.

9.             FUNDING AND SECURITIES

9.1                                 In the event that any Funder requires Public to obtain a completion guarantee in respect of any Picture then, if required and subject to paragraph 9.3 below, Regent and Public shall both enter into a customary interparty agreement with, inter alia, such Funder and the completion guarantor and shall execute such other agreements or documents (including security documents) as may reasonably be necessary in connection with the funding of the Picture.

9.2                                It is agreed by the parties hereto that notwithstanding anything herein to the contrary, in no event, whether due to financial arrangements or any other reasons, shall Regent be required to defer its commission and recoupment of expenses that Regent is entitled to hereunder.

10.          DELIVERY

10.1                           Each of the Pictures shall be delivered on a date to be agreed in writing by both Parties.

10.2                           On the Delivery Date or as otherwise provided in Schedule 2, Public shall deliver the Delivery Materials to Regent.

10.3                           Public, at its cost, shall deliver one version of each Picture as specified in item 1 of Schedule 1 and a shorter version if required pursuant to any Sub-distribution Agreement with Regent.

11           TERMINATION

11.1                          Public shall also have the right to terminate this Agreement in its entirety at any time within 12 months of any of the following circumstances coming to the attention of Public by giving written notice to Regent and such termination shall be effective immediately upon delivery of such notice to Regent:

(a)                                If Regent or any successor of Regent or assignee of Regent’s assets and business is no longer in the motion picture sales agency/distribution business; or

(b)                               If Regent makes an assignment for the benefit of creditors, or seeks relief under any bankruptcy law or similar law for the protection of debtors, or suffers a bankruptcy petition to be filed against it or a receiver or trustee appointed for substantially all of its assets, and the same is not removed within thirty (30) days.

11.2                           In addition, and notwithstanding anything else herein contained to the contrary either Party may, in addition to all of its other rights and remedies hereunder, at law, in equity or otherwise, terminate this Agreement forthwith by giving written notice to the other if the other commits a Material Breach and fails to cure same within thirty (30) days after receipt of written notice demanding same.

12.          COLLECTION ACCOUNT

12.1                           Regent shall collect and pay all Gross Receipts into a collection account (“Collection Account”) nominated by Public and approved by Regent.  The administrative and other costs for the Collection Account shall be the responsibility of Public.  To the extent any monies in connection with the exploitation of the Pictures are inadvertently paid by a Sub-distributor to Regent or Public direct, or to any affiliate of either, the recipient shall immediately deposit all such monies in the Collection Account.

12.2                           The commission due to Regent and all marketing and distribution expenses which Regent is entitled to recoup from Gross Receipts shall be paid to Regent out of the monies held in the Collection Account, following the submission by Regent of the statement referred to in paragraph 16 and payable not less frequently than every 30 days for the first two years and quarterly thereafter.  Such payments shall be made in the following order:

(a)                                  Commission.

(b)                                 Marketing Expenses.

(c)                                  Distribution Expenses.

13.          MARKETING

13.1                           Without limiting the extent of the marketing activities undertaken by Regent, Regent shall, during the first 12 months following delivery of a Picture, represent the Picture at the AFM, MIPCOM, and MIP-TV.

13.2                           Subject to Public delivering to Regent the materials needed to timely prepare and manufacture the following, Regent agrees to have promotional materials, posters, and other agreed upon display materials available at the aforesaid markets and to prominently display same.

14.          EXPENSES

14.1                        Public agrees that Regent can recoup out of Gross Receipts a maximum of US$100,000 per Picture for marketing expenses incurred in relation to that Picture (“Marketing Costs”).  This amount shall include but not be limited to the costs associated with creating a trailer, key art, advertising and a non-allocable Market Allowance of US$5,000 per Market (up to five Markets and a total of US$25,000) per Picture.  Such Marketing Costs shall not include the cost of any delivery items created by Regent or the cost to create foreign language versions, which Regent may elect to advance and recoup from Public’s share of Gross Receipts.

14.2                        Any marketing expenditure in excess of the Marketing Costs shall be recoupable by Regent only with the prior written approval of Public.

14.3                           Public shall be responsible for all payments to third parties (including, without limitation, all development, production and financing costs, residuals and participations (“Third Party Payments”) other than payment of obligations incurred by Regent in connection with its distribution and marketing of the Pictures which under no circumstances shall include Third Party Payments.

14.4                           Regent can also recoup actual, direct “out of pocket” distribution expenses including but not limited to, print, tape, cassette and disc manufacturing costs; packaging, shipping, handling, storage, insurance and customs costs; format conversion costs and editing costs; dubbing costs; censorship fees, copyright registration fees, and all insurance premiums and other fees or costs which Regent may agree to pay on behalf of Public, provided that the total cost of such distribution expenses shall not exceed a cumulative cap of twenty-five thousand dollars ($25,000) per Picture without the prior written approval of Public.

14.5                           If, for whatever reason, Public fails to deliver 3 Pictures to Regent prior to the Expiry Date, then the Marketing Allowance per Picture shall be:

(a)           If only one Picture is delivered, to US$10,000 (up to five Markets and a total of US$50,000);

                                               (b)           If only two Pictures are delivered, to US$7,500 (up to five Markets and a total of US$37,500).

15.          CREDITS

15.1         Credits shall be accorded on all copies of each Picture in the main titles, on a separate card, and in all paid advertising for the Picture (excepting the usual excluded ads) and all promotional materials in good faith to Regent and its principals including a possible co-production, producer and executive producer credit(s).  All other opening and closing credits shall be at the sole discretion of Public subject to any contractual credit requirements.

All other opening and closing credits shall be at the sole discretion of Public subject to any contractual credit requirements.

15.2                           Upon delivery of each Picture, Public shall deliver to Regent a complete statement, certified by Public to be true, accurate and complete, setting forth the names of all persons to whom Public is contractually obligated to accord credit on the screen and/or in any paid advertising, publicity or exploitation of the Picture, the exact placement, wording and size of each such credit, and copies of all of the actual contractual requirements with respect thereto.  Notwithstanding the foregoing, Regent shall not be required to give any credit that would be contrary to customary industry exclusions, exceptions, and limitations, and Regent’s failure to do so shall not be deemed to be a default or breach under this Agreement.  Regent may in its discretion accord credit in advertising to the writer, director and any cast or crew member, which credit is more prominent or more extensive than that described in Public’s statement, if the same will not constitute a violation of the provisions of any agreement.  Regent shall be entitled to rely entirely upon Public’s statement, and if by reason of any improper information or lack of information contained in Public’s statement, Regent shall accord to any person improper or insufficient credit or no credit and such person shall by reason thereof assert a claim against Regent, then Public shall defend, indemnify and hold Regent, its subsidiaries, affiliates, Sub-distributors, licensees, assignees and contractees harmless from and against all such claims, actions and/or proceedings, including, without limitation, reasonable attorneys’ fees, all other costs, expenses, losses and damages arising therefrom and the cost of correcting such improper or insufficient credit.  Regent shall notify Sub-distributors of the credit obligations, if any, contained in Public’s statement; provided that neither an inadvertent failure by Regent, nor the failure of a third party to accord credit as provided for in Public’s statement shall be deemed a breach hereunder by Regent.  To the extent practicable, Regent agrees to retrospectively cure any failure by Regent to accord the credit contained in Public’s statement.  In no event shall any failure to comply with the credit obligations hereunder entitle Public to rescind or terminate this Agreement and/or to seek any equitable relief with respect to the exercise by Regent and its Sub-distributors, licensees, assignees and contractees of the rights granted hereunder.  Regent and its Sub-distributors, licensees, assignees, and contractees shall be accorded credits in such manner, size, position, substance and form as Regent may elect in connection with the Pictures, provided that they do not infringe any existing credit obligations.

15.3   The Parties will use reasonable efforts to ensure that Public’s logo (or its designee)  be displayed in a prominent position on all printed material and at the front of all trailers and other video promos created under each parties respective control.

15.4                       Regent shall be entitled to receive a presentation credit on screen and in paid ads and on video packaging in a size and prominence no less than that accorded Public or its designee.

16.          STATEMENTS AND ACCOUNTING

16.1                           Regent shall keep records relating to its distribution of each Picture, which shall be kept on the same basis, in the same manner, at the same place and for the same period (but not less than the two-year incontestability period provided below) as such records are customarily kept by distributors in the film industry.  The records will include records of Gross Receipts and all marketing expenses and distribution costs paid or received by Regent.  Regent will render statements on a quarterly basis within sixty (60) days following the close of each calendar quarter during the Term.  Statements rendered by Regent may be changed from time to time to include overlooked items, to correct errors and for similar purposes.  Should Regent make any overpayment to Public for any reason, Regent shall have the right to include an amount equal to any such overpayment in Regent’s next invoice for commission or expenses (as the case may be) or may demand repayment from Public.  Any monies due and payable to Public and/or Regent pursuant to any such statement shall be paid out of the Collection Account, subject to any laws and regulations requiring deductions or withholdings for income or other taxes payable by or assessable against Public.  All statements will become incontestable two years after the date rendered except only as to any claim filed within the applicable time frame.  Public shall have a customary right of audit (on reasonable advance notice, during regular business hours), by a certified public accountant or chartered accountant on its behalf, of Regent’s records relating to the Pictures (but not more than once annually) in order to verify the accuracy of the statements rendered by Regent hereunder.  In the event any such audit shall reveal an underpayment by Regent, Regent shall immediately remedy the underpayment and if the underpayment is greater than twenty percent (20%) or US$20,000 (whichever is the lesser) in amounts which would have been payable to Public, then Regent will reimburse Public the expenses incurred in connection with such audit.

17.          REPRESENTATIONS AND WARRANTIES

17.1         Public hereby represents and warrants to Regent that:

(a)                                  It is a limited liability company validly existing and in good standing under the laws of Delaware.  It has the full right, power, legal capacity and authority to enter into this Agreement, to carry out the terms and conditions hereof and to grant to Regent the rights, licenses and privileges herein granted to Regent.  The consent or release of no other person, firm or entity is necessary in order for Public to enter into this Agreement and/or to grant to Regent the rights and licenses granted pursuant to this Agreement.

(b)                                 The execution, delivery and performance of this Agreement by Public shall not violate or contravene any agreement or other instrument to which Public is a party.  This Agreement has been duly authorized, executed and delivered by Public.

The following warranties and representations shall be given as at the Delivery Date of each Picture.  To the best of its knowledge and belief, Public hereby represents and warrants to Regent that:

(c)                                  Neither the Picture nor its contents (including, but not limited to, the title or titles thereof and any music and sound synchronized therewith), nor any use, distribution and/or other exploitation of the Picture by Regent pursuant to this Agreement, nor any exercise by Regent of any or all of the rights granted to Regent pursuant to this Agreement, nor any of the Delivery Materials shall at any time during the Term violate or infringe upon any right or interest of any person or entity, including, but not limited to, any copyright, literary right, dramatic right, privacy right, musical right, publicity right, artistic right, personal right, property right, civil right, trademark right, trade name, service mark, or any other right or interest of any person or entity, or constitute unfair competition against or defame any person or entity.

(d)                                 During the Term there shall be no actual liens, claims, encumbrances, legal proceedings, restrictions, agreements or understandings which will or might conflict or interfere with any or adversely affect any of the representations and warranties of Public contained herein, and/or enjoyment by Regent of any or all of the rights granted to Regent hereunder, including, but not limited to, Regent’s exclusive right and license to manufacture, distribute, market, advertise, publicize and otherwise exploit the Picture throughout the Territory.

(e)                                  Public owns and controls, for the Term, without any limitations or restrictions or encumbrances of any kind whatsoever, any and all rights of every kind and character necessary and/or desirable to enable Public to grant to Regent the rights granted pursuant to this Agreement and to enable Regent to exercise and enjoy the rights granted to Regent pursuant to this Agreement (without Regent incurring any obligation or liability to any person or entity), including, but not limited to, all performance rights and advertising rights and all other rights granted to Regent hereunder in and to all literary, dramatic, musical and other material contained in the Picture.  With respect to the Picture, Public will secure, obtain and pay for, throughout the Term, all necessary licenses, permissions and releases as may be required for the full and unlimited exercise and enjoyment by Regent of each and all of the rights herein granted to Regent.

(f)                                    All obligations and amounts payable with respect to the Picture and/or with respect to the production thereof, including, but not limited to, all salaries, royalties, license fees, service charges, laboratory charges, union obligations and the like, have been and/or shall be fully and timely paid and satisfied by Public.  Regent shall have no obligation for past, current or future salaries, royalties, laboratory charges or similar payment (except for those laboratory or service charges incurred directly by Regent for its own account).  Without limiting the generality of the foregoing, Public shall bear and shall timely pay for, and Regent shall under no circumstances have any responsibility or obligations for, any and all fees, payments, costs and charges associated with the production of the Picture, including, without limitation, all costs of pre-production, production and post-production of the Picture; all taxes, fees and charges in connection with the tapes, the negatives, the positive prints and/or the other materials for the Picture; all salaries, fees, payments, costs or charges or payment payable to any producer, director, writer, actor, performer, artist, talent, composer, lyricist, musician and/or any other person or entity who performed services or furnished material in connection with the Picture and/or any other person or entity who performed services or furnished material in connection with the film clips and other material included in the Picture; and any and all fees, charges, costs and amounts payable to any guild, union, performing rights society, publisher or owner of master recordings and/or to any other person or entity by reason of the exercise by Regent of any of the rights granted to it hereunder.

(h)                                 The Picture is not in the public domain and is registered in the USA and protected under copyright within each country of the Territory.

(i)                                     The Delivery Materials are complete and accurate, and Regent shall incur no liabilities to any person and/or entity arising out of Regent’s compliance with such lists and elements and materials and the use thereof.  In the event that all Delivery Materials are not delivered in accordance with the delivery schedule, then Regent shall have the option, but not the obligation, to create or correct such materials and recoup the expense thereof out of Gross Receipts.

17.2         Regent hereby represents and warrants to Public that:

(a)                                  It is a limited liability company validly existing and in good standing under the laws of Texas.  It has the full right, power, legal capacity and authority to enter into this Agreement, to carry out the terms and conditions hereof and to perform the obligations herein.  The consent or release of no other person, firm or entity is necessary in order for Regent to enter into this Agreement and/or to obtain the rights and licenses granted pursuant to this Agreement.

(b)                                 The execution, delivery and performance of this Agreement by Regent shall not violate or contravene any agreement or other instrument to which Regent is a party.  This Agreement has been duly authorized, executed and delivered by Regent.

(c)                                  Regent recognizes the value of the Pictures and acknowledges all rights therein, the goodwill pertaining thereto, and any secondary meanings in the minds of the public belong solely to Public.  Accordingly, Regent acknowledges that the Pictures are unique and original and that on the Delivery Date of each Picture Public will have acquired valuable goodwill in the Picture, and that, therefore, any and all equities, rights or secondary meanings in and to the Picture resulting from Regent’s activities hereunder will automatically and immediately revert and be deemed transferred to Public on expiration of the Term or earlier termination of this Agreement.  Regent agrees that it will not represent or distribute any imitation of the Pictures or any confusingly similar motion picture either during the Term or after the expiry of the Term, without first obtaining Public’s written consent.

18.          INDEMNITIES

18.1                           Public will indemnify and hold harmless Regent, its affiliates, licensees, successors, and assigns and its and their officers, directors, owners, shareholders, employees, attorneys and agents from and against:

(a)                                  All claims, losses, liability, damages and expenses, including reasonable attorneys’ fees, arising out of Public’s production and delivery of the Pictures to Regent or out of any breach of any of Public’s representations, warranties or agreements hereunder;

(b)                                 All third party payments, including without limitation all profit participations, royalty amounts, music synchronization or other music costs, license fees, royalties, reuse fees, and any amounts payable to or in connection with any guild, union and/or residual obligation, none of which payments shall be Regent’s responsibility.

18.2                           Regent will indemnify and hold harmless Public, its affiliates, successors and assigns and its and their officers, directors, owners, shareholders, employees, attorneys and agents from and against:

(a)                                  All claims, loss, liability, damages and expenses, including reasonable attorneys’ fees, arising out of any breach of any of Regent’s representations or warranties hereunder or out of any of its distribution activities through Regent itself, (except that Regent shall not have any indemnification obligation, nor shall it be in breach hereof, for any inadvertent failure by it to accord any credit to any person or entity, or for any failure by any third party to accord any such credit).

19.          MISCELLANEOUS

19.1                           Dispute resolution Any dispute under this Agreement will be resolved by final and binding arbitration in Los Angeles, California under the AFMA rules.  Each Party waives any right to adjudicate any dispute in any other court or forum, except that a Party may seek interim relief before the start of arbitration as allowed by AFMA rules.  The Parties will abide by any decision in the arbitration and any court having jurisdiction may enforce it.  Each Party submits to the jurisdiction and venue of the courts located in Los Angeles, California to compel arbitration or confirm or enforce any arbitration award.  Each Party hereto consents to service of process by certified mail, return receipt requested, at the address indicated below.

19.2                           Costs Each Party shall bear their own legal costs in relation to the negotiation, preparation and enforcement of this Agreement, provided that in the event of any legal proceedings (including the arbitration proceedings referred to above) among the parties arising out of or in relation to this Agreement, the prevailing Party shall be entitled to attorneys’ fees and costs, to be awarded by the court or arbitrator(s).

19.3                           Governing law This Agreement shall be governed by the laws of the State of California applicable to contracts executed and to be fully performed within the State of California (and where applicable the Federal Laws of the United States) without regard to conflict of laws principles.

19.4                           No Agency Nothing contained in this Agreement shall be construed as creating an agency, partnership or fiduciary relationship between the parties hereto, nor a third party beneficiary relationship as to any third party, whether or not specifically mentioned herein.

19.5                           Destruction of Material Regent may destroy, or cause to be destroyed, any and all prints and other film or tape material (other than negatives or fine grain prints or other materials furnished by and at the cost of the Public).  Regent, its subsidiaries, affiliates, assignees, contractees, Sub-distributors and licensees, shall not be responsible for any loss, theft or destruction of or damage to any positive prints, negatives, dupe negatives, fine grain prints, soundtrack or other film material of any and every kind, and Regent shall not be obligated, but shall have the right, to maintain insurance covering the film material delivered hereunder.

19.6                           Assignment Neither Party shall have the right to assign this Agreement except with the consent of the other Party hereto, which consent shall not be unreasonably withheld.  Any purported assignment to the contrary shall be null and void.  However, Regent shall have the right to license, sub-distribute and sub-contract all of the Rights hereunder and to assign its rights hereunder to any entity that acquires all or the majority of all of Regent’s assets.

19.7                           Waiver Any waiver (whether express or implied) of any breach of the terms of this Agreement shall not be construed as a continuing waiver of consent to any subsequent breach of the Parties hereto.

19.9                           Notices Every notice to be given under, or in connection with, this agreement shall be given in writing by:

(a)           personal delivery;

(b)                                 mailing by pre-paid registered post, and shall be deemed to be given ten (10) Business Days after (but exclusive of) the date of mailing; or

(c)                                  facsimile transmission, and shall be deemed to be given at the time specified in the facsimile transmission report of the facsimile from which the transmission was made which evidences full transmission, free of errors, to the facsimile number of the party given notice to the addresses specified below or if a written notice of change of address is given then to the new address:

To: Public:			Public Media Works, Inc.
14759 Oxnard Street
Van Nuys, CA 91411

Facsimile: 818-904-9341
Attention: Tom Szabo
Chief Executive Officer

	To:	Regent:	Regent Worldwide Sales LLC
10990 Wilshire Blvd, 18th Floor
Los Angeles, CA 90024
Attn: Business Affairs

Facsimile: 310-806-4268

	with copy to:		Jarchow Investment Group
8411 Preston Road, Suite 650
Dallas, Texas 75225
Attn: Stephen P. Jarchow

Notwithstanding any other provision contained in this clause any notice given on a day which is not a Business Day, or if given after 5.00 pm in the place in which it is given shall be deemed to be given at 9.00 am on the next Business Day.

19.10                     Confidentiality Each Party shall at all times keep confidential, treat as privileged, and not directly or indirectly make or allow any disclosure or use to be made, of any provision of this agreement or any information relating to any provision, or the subject matter, of this agreement, or any information directly or indirectly obtained from another Party under or in connection with this agreement, except to the extent:

(a)           required by law; or

(b)           that the Parties otherwise agree in writing; or

(c)                                  necessary to obtain the benefit of, or to carry out obligations under, this agreement; or

(d)           that the information is or becomes available in the public domain without breach by a Party of its confidentiality obligations under this clause or at law.

19.11                     Counterparts; Facsimile Copies This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signatures, each of which shall be regarded as original for all purposes hereunder.

19.12                     Further Instruments Each Party shall execute and deliver to the other Party any other instruments in such form and substance as may be reasonably required by the other Party and which shall be reasonably approved or designated by the other Party, to give further effect to this Agreement or as may be contemplated by the terms of this Agreement.  Without limitation, Public shall execute and deliver to Regent the Memorandum of Distribution Rights in the form set out in Schedule 5 within 14 Business Days of a request to do so by Regent.

19.13                     Conflict Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any statute, law, ordinance, order, or regulation the latter shall prevail, but in such event any provision of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within the legal requirements.

19.14                     Entire Agreement This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior written or oral agreements between the Parties respecting same.

19.15                     Amendment to Agreement Any amendment or addition to this Agreement shall not be effective unless it is in writing and signed by both Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first set forth above.

PUBLIC MEDIA WORKS, INC.:

THOMAS SZABO
By:
Its: CEO

6 Feb. 04
Date

REGENT WORLDWIDE SALES LLC

GENE GEORGE
By:
Its: PRESIDENT

9 Feb. 04
Date